Exhibit 99.1

byNordic Acquisition Corporation Announces the Separate Trading of its Class A common stock and warrants, Commencing April 1, 2022

NEW YORK, NY, March 31, 2022 (GLOBE NEWSWIRE) -- byNordic Acquisition Corporation (NASDAQ: BYNOU) (the “Company”) announced that, commencing on April 1, 2022, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units.  No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Class A common stock and warrants that are separated will trade on the NASDAQ Global Market under the symbols “BYNO” and “BYNOW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “BYNOU.”  Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant of the Company, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About byNordic Acquisition Corporation

byNordic Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographic location, it intends to focus on identifying high technology growth companies in the northern part of Europe.

The Company is led by its Chief Executive Officer, Michael Hermansson, its Chief Operating Officer, Thomas Fairfield, its Director of Acquisitions, Mats Karlsson, its Director of Marketing, Alexander Lidgren and its Director of Technology, Christian Merheim. Mr. Hermansson, Mr. Karlsson, Mr. Lidgren and Mr. Merheim are based in Sweden.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Michael Hermansson

Chief Executive Officer

+ 46 707 294100

ir@bynordic.se

Thomas Fairfield

Chief Operating Officer

302-530-4621

ir@bynordic.se